Exhibit 99.1

DISTRIBUTION AND REDEMPTION AGREEMENT

THIS DISTRIBUTION AND REDEMPTION AGREEMENT (this “Agreement”) is made and entered into as of this 30th day of September, 2019 (the “Effective Date”), by and among 1347 Investors LLC, a Delaware limited liability company (“1347 Investors”), and each of the members listed as executing this Agreement below and their permitted successors (collectively, the “Members”). Capitalized terms used but not defined herein have the meaning ascribed to such terms in the Amended and Restated Limited Liability Company Agreement, dated July 18, 2016, by and among 1347 Investors and each of the members listed therein, as amended on January 19, 2018 and October 18, 2018 (the “LLC Agreement”).

WHEREAS, as of the Effective Date, each Member owns Interests which correspond to the assets held by 1347 Investors;

WHEREAS, the sole assets of 1347 Investors (the “Assets”) include cash, shares of common stock and warrants of Limbach Holdings, Inc., a Delaware corporation (the “Company”);

WHEREAS, 1347 Investors desires to distribute to the Members (the “Distribution”) certain Assets in accordance with the distribution schedule set forth on Exhibit A (the “Distribution Schedule”);

WHEREAS, each of the Members desires to receive the Distribution and accept its share of the Assets, in full redemption of such Member’s Interests;

NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, representations and warranties set forth herein, the parties agree as follows:

1)      Distribution and Termination of Membership. 1347 Investors hereby distributes and transfers the Assets in accordance with the Distribution Schedule, to each Member in such amounts as is set forth next to such Member’s name on the Distribution Schedule, and each Member hereby accepts the Distribution. Upon completion of the Distribution and receipt of the Assets set forth on the Distribution Schedule, each Member agrees that (i) such Member’s Interest shall be fully redeemed, immediately forfeited and cancelled without any further action by 1347 Investors or such Member, (ii) such Member shall cease to be a Member under the LLC Agreement, and (iii) such Member shall not have any right, title, interest or claim to any further distributions from 1347 Investors. In the event of any conflict between the terms of the LLC Agreement and this Agreement, this Agreement shall be deemed to amend and supersede the LLC Agreement, and the terms of this Agreement shall control.

2)      The Closing. The closing (the “Closing”) of the Distribution pursuant to this Agreement shall take place on the Effective Date, or as soon as practicable thereafter, but in no event prior to 1347 Investors receiving any requisite approval under the Limbach Holdings, Inc. insider trading policy. At the Closing, each Member shall execute and deliver any documents, certificates or instruments deemed by 1347 Investors to be necessary to complete the Distribution.

3)      Representations and Warranties of Members. Each Member hereby represents and warrants to 1347 Investors as follows:

a)                  Binding Effect. This Agreement is the valid and binding obligation of such Member, enforceable against such Member in accordance with its terms. Such Member has the full legal right, power, capacity and authority to execute, deliver and perform this Agreement and the execution, delivery and performance of this Agreement by such Member has been duly authorized by all requisite action with applicable law on the part of such Member.

b)                  Ownership of the Interests. Each Member is the record and beneficial owner of title of the Interests set forth next to its name in Exhibit A to the LLC Agreement or as transferred to a permitted transferee pursuant to the LLC Agreement, free and clear of any security interests, pledges, liens, restrictions, claims or encumbrances of any kind other than encumbrances under the federal and applicable state securities laws, and the LLC Agreement. Other than the LLC Agreement, Members are not a party to or bound by any options, calls, contracts, or commitments of any character relating to the Interests.

c)                  Effect of Distribution. The execution and delivery of, and performance under, this Agreement by such Member does not and will not violate any instrument, agreement, judgment, decree, order, statute, rule, or governmental regulation applicable to such Member or to which such Member is a party or by which it or any of its properties or other assets is bound or is subject. Member acknowledges that all remaining assets in 1347 Investors after the Distribution shall be for the benefit of sole remaining member Itasca Capital Ltd.

4)      Representations and Warranties of 1347 Investors. 1347 Investors represents and warrants to the Members as follows:

a)                  Binding Effect. 1347 Investors is a limited liability company organized, validly existing, and in good standing under the laws of the State of Delaware. 1347 Investors has all required limited liability company power to enter into and perform its obligations under this Agreement, and generally to carry out all of the transactions contemplated hereby. The execution, delivery and performance of this Agreement by 1347 Investors has been duly authorized and approved by all necessary action, and this Agreement, when duly executed and delivered by 1347 Investors in accordance with its terms, will constitute a valid and binding obligation of 1347 Investors, enforceable against 1347 Investors in accordance with its terms.

b)               No Conflict. Except as would not have a material adverse effect on the ability of 1347 Investors to consummate the transactions contemplated hereby, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with or result in the violation of any contract, commitment, agreement, law, rule or regulation applicable to 1347 Investors or to which it is a party or subject. 1347 Investors has good and marketable title to all of the Assets, free and clear of all liens, encumbrances or transfer restrictions (other than transfer restrictions imposed by the Securities Act of 1933, as amended, or applicable state securities laws), and, to the actual knowledge of 1347 Investors, has unrestricted power and the unqualified right to convey, assign, transfer and deliver such Assets in accordance with the terms of this Agreement, and the instruments of assignment and transfer to be executed and delivered by 1347 Investors to the Members at the Closing shall be valid and binding obligations of 1347 Investors.

5)      Release.

a)                  Each Member hereby unconditionally and irrevocably and forever releases and discharges, to the fullest extent permitted by Law, 1347 Investors and any of its present or former directors, officers, managers, stockholders, controlling persons, employees, Affiliates or agents (collectively, the “Released Parties”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, damages, actions and causes of action, obligations and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract or in tort, at Law or in equity, that such Member ever had, now has or ever may have or claim to have against the Released Parties, relating to, arising out of or in connection with any action taken, or not taken, by any of the Released Parties in accordance with this Agreement and the LLC Agreement except for such proceedings that arise from the willful misconduct or fraud of any Released Party for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising at any time prior to, or at the Effective Date including, but not limited to, any matters relating to the consummation of the transactions contemplated by this Agreement (collectively, “Claims”); provided, however, that this release does not extend to any Claim to enforce the terms of, or any breach of, this Agreement (collectively, “Retained Claims”).

b)                  Each Member hereby unequivocally, unconditionally and irrevocably agrees not to, directly or indirectly, initiate proceedings with respect to, institute, assert or threaten to assert any Claim, other than Retained Claims, against any of the Released Parties, and this Agreement shall constitute a complete defense to any Claim, other than Retained Claims.

6)      Standstill. Until the expiration of twelve (12) months after the Effective Date, each Member agrees that without the prior written consent of 1347 Investors, none of the Member or its Affiliates will in any manner, directly or indirectly, (i) acquire or agree to acquire or effect control of the Company or directly or indirectly form, join, participate or encourage the formation of any group (other than with its Affiliates) within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to any voting securities of the Company or in order to acquire or affect control of the Company; (ii) call or seek to have called any meeting of the stockholders of the Company or execute any written consent in lieu of a meeting of holders of any securities of the Company; or (iii) vote against the recommendation of Board of Directors of the Company in any meeting of stockholders of the Company.

7)      Miscellaneous.

a)                  Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the parties hereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition, or provision.

b)                  Termination. This Agreement may only be terminated by a written agreement signed by the parties hereto.

c)                  Assignment. This Agreement may not be assigned by a Member without the prior written consent of 1347 Investors.

d)                  Successors and Assigns. Except as otherwise expressly provided herein, the provisions of this Agreement shall bind and inure to the benefit of the respective successors, permitted assigns, heirs, executors, and administrators of the parties hereto.

e)                  Entire Agreement. This Agreement contains the entire agreement among the parties hereto as it relates to the subject matter hereof. This is a fully integrated agreement. This Agreement supersedes any other agreement between the parties with respect to the subject hereof.

f)                   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures transmitted by facsimile shall be accepted as originals for all purposes.

g)                  Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

h)                  Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof and regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

1347 INVESTORS: 1347 INVESTORS LLC By: /s/ Larry G. Swets, Jr. Name: Larry G. Swets, Jr. Title: Manager By: /s/ D. Kyle Cerminara Name: D. Kyle Cerminara Title: Manager

[Signature page to Distribution and Redemption Agreement]

MEMBERS:

ITASCA CAPITAL LTD.

By: /s/ Larry G. Swets, Jr.

Name: Larry G. Swets, Jr.

Title: Chief Executive Officer

KINGSWAY AMERICA INC.

By: /s/ John T. Fitzgerald

Name: John T. Fitzgerald

Title: President

FUND MANAGEMENT GROUP LLC

By: /s/ Gordon G. Pratt

Name: Gordon G. Pratt

Title: Managing Member

FEA PRATT FAMILY HOLDINGS LLC

By: /s/ Gordon G. Pratt

Name: Gordon G. Pratt

Title: Managing Member

BALEEN CAPITAL FUND LP

By: /s/ Fang Li

Name: Fang Li

Title: Managing Partner for Baleen Capital Management, LLC, its Investment Manager

HIGH PLAINS CORPORATION

By: /s/ Wilburn Anthony Smith, III

Name: Wilburn Anthony Smith, III

Title: President

RONIN CAPITAL, LLC

By: /s/ Robert Pooler, Jr.

Name: Robert Pooler, Jr.

Title: Chief Financial Officer

DAVID CAPITAL PARTNERS FUND, LP

By: /s/ Adam Patinkin

Name: Adam Patinkin

Title: Managing Partner of the Fund’s General Partner

THREE FH, LLC

By: /s/ John T. Fitzgerald

Name: John T. Fitzgerald

Title: Managing Member

BECKER FAMILY LEGACY TRUST

By: /s/ Katharine Becker

Name: Katharine Becker

Title: Trustee

/s/ Antony Stern

Antony Stern

/s/ Joshua Horowitz

Joshua Horowitz

/s/ Leo Christopher Saenger III

Leo Christopher Saenger III

/s/ Thomas D. Sargent

Thomas D. Sargent

/s/ John T. Fitzgerald

John T. Fitzgerald

/s/ Richard Booth

Richard Booth

/s/ Andrew Frazier

Andrew Frazier

EXHIBIT A
Distribution Schedule

	Distributions		
	Cash	Limbach Common Stock	Limbach $15 Exercise Price Warrants
Kingsway America Inc.	$ 632,198.43	594,750	400,000
Fund Management Group LLC	$ 828,297.65	193,280	100,000
FEA Pratt Family holdings LLC	$ -	98,757	-
Baleen Capital Fund LP	$ -	51,626	-
Antony Stern	$ -	36,702	-
High Plains Corporation	$ -	14,924	-
Ronin Capital, LLC	$ -	51,626	-
David Capital Partners Fund, LP	$ -	51,626	-
Three FH, LLC	$ -	51,626	-
Joshua Horowitz	$ -	7,463	-
Leo Christopher Saenger III	$ 63,219.84	40,589	-
Thomas D. Sargent	$ 63,219.84	15,541	-
Becker Family Legacy Trust	$ 31,609.92	4,639	-
John T. Fitzgerald	$ 63,219.84	9,278	-
Richard Booth	$ 31,609.92	4,639	-
Andrew Frazier	$ 63,219.84	9,278	-
Total	$ 1,776,595.28	1,236,344	500,000

Note:

All remaining assets of 1347 Investors LLC after the distributions stated above will be owned by and held for the benefit of Itasca Capital Ltd.